Terry Amisano Ltd.	Amisano Hanson
Kevin Hanson, CA, CPA (Nevada)	Chartered Accountants

Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANT

We consent to the use in this Registration Statement of Logicom, Inc. on Form SB-2 of our Auditors' Report dated June 3, 2004 relating to the balance sheet of Logicom, Inc., as at March 31, 2004, and the related statements of operations, stockholders' equity and cash flows for the period from January 23, 2004 (Date of Incorporation) to March 31, 2004.

Vancouver, Canada	/s/ Amisano Hanson
December 7, 2004	Chartered Accountants

750 West Pender Street, Suite 604	Telephone: 604-689-0188
Vancouver Canada	Facsimile: 604-689-9773
V6C 2T7	E-MAIL: amishan@ telus.net